Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion in this Registration Statement on Form S-1 of Hemispherx Biopharma, Inc. of our reports dated March 18, 2004 and June 10, 2003, on our audits of Interferon Sciences, Inc. and subsidiary's consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003. We also audited Schedule II - Valuation and Qualifying Accounts for the years ended December 31, 2003, 2002 and 2001.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

S/Eisner LLP
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Eisner LLP

New York, New York
July 28, 2004